As filed with the Securities and Exchange Commission on January 31, 2020

Registration No. 333-236022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BANCPLUS CORPORATION

(Exact name of registrant as specified in its charter)

Mississippi	6022	64-0655312
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1068 Highland Colony Parkway

Ridgeland, MS 39157

(601) 898-8300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William A. Ray

President and Chief Executive Officer

BancPlus Corporation

1068 Highland Colony Parkway

Ridgeland, MS 39157

(601) 898-8300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael D. Waters Alexandra C. Layfield Craig N. Landrum Jones Walker LLP 190 East Capitol Street, Suite 800 Jackson, MS 39201 (601) 949-4973	C. Phillip Buffington Jr. W. David Johnson Adams and Reese LLP 1018 Highland Colony Parkway, Suite 800 Ridgeland, MS 39157 (601) 353-3234

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all other conditions to the proposed merger described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 143-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)(4)
Common stock, par value $1.00 per share	2,455,655(1)	N/A	$114,020,140	$14,800

(1)

Represents the number of shares of common stock of BancPlus Corporation (“BancPlus”), par value $1.00 per share (“BancPlus common stock”), estimated to be issuable upon completion of the proposed share exchange and merger of State Capital Corp. (“SCC”) with and into BancPlus described herein, based on the product of 3,506,815 shares of Class A common stock of SCC, $1.25 par value per share (“SCC Class A common stock”), and 26,502 shares of Class B common stock of SCC, $1.25 par value per share (“SCC Class B common stock” and, together with SCC Class A common stock “SCC common stock”) estimated to be outstanding at the time of the transaction, multiplied by the exchange ratio of 0.6950 of a share of BancPlus common stock for each share of SCC common stock.

(2)

Estimated solely for the purpose of determining the registration fee required by Section 6(b) of the Securities Act of 1933 (the “Securities Act”), and calculated pursuant to Rule 457(f)(2) of the Securities Act by: (i) multiplying $32.27, the book value per share of SCC common stock as of December 31, 2019, the latest practicable date prior to the date of filing this Registration Statement on Form S-4, times 3,533,317 shares, the number of shares of SCC common stock outstanding. SCC is a private company and no public market exists for its equity securities. Pursuant to Rule 416, this Registration Statement on Form S-4 also covers an indeterminate number of shares as may become issuable as a result of stock splits, stock dividends, or similar transactions.

(3)	Determined in accordance with Section 6(b) of the Securities Act, as amended, at a rate equal to $129.80 per $1,000,000 of the proposed maximum aggregate offering price.
(4)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement on Form S-4 shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form S-4 is being filed for the sole purpose of filing additional exhibits to the Registration Statement. No other changes have been made to the Registration Statement. Accordingly, this Amendment No. 1 consists only of the facing page, this explanatory note and Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Mississippi Business Corporation Act

The Mississippi Business Corporation Act (“MBCA”) empowers a Mississippi corporation such as BancPlus Corporation (“BancPlus”) to indemnify an individual who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding of any kind because he is a director of the corporation, or because he served at the corporation’s request as a director, officer, manager, trustee, partner, employee or agent of another entity or employee benefit plan, against a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in the proceeding, if:

•	he conducted himself in good faith;

•

he reasonably believed, in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation, and, in all other cases, that his conduct was at least not opposed to the best interests of the corporation (with respect to an employee benefit plan, this means the director’s conduct was reasonably believed to be in the best interests of the plan’s participants and beneficiaries); and

•	in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

A corporation may also indemnify an individual who engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation as authorized by Section 79-4-2.02(b)(5) of the MBCA. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the relevant standard of conduct.

Unless ordered by a court under Section 79-4-8.54 of the MBCA, a corporation may not indemnify a director in connection with:

•

a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under the MBCA described above; or

•

any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in his official capacity.

The MBCA further provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

A corporation may not indemnify a director as described above unless authorized by:

•

the board of directors if there are two or more qualified directors, by a majority vote of all the qualified directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more qualified directors appointed by such a vote;

•	special legal counsel selected in accordance with the MBCA; or

•	the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a qualified director may not be voted on the authorization.

In addition, a director may apply for indemnification and/or an advance of expenses to the court conducting the proceeding to which the director is a party in accordance with Section 79-4-8.54 of the MBCA.

A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he is a director. The director must deliver to the corporation: (1) a signed written affirmation of his good faith belief that he has met the relevant standard of conduct under the MBCA described above or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by the MBCA; and (2) his written undertaking to repay any funds advanced if he is not entitled to mandatory indemnification under the MBCA and it is ultimately determined under the MBCA that he has not met the relevant standard of conduct described in the MBCA. The undertaking required must be an unlimited general obligation of the director. It need not be secured and may be accepted without reference to the financial ability of the director to make repayment.

A corporation may also indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer to the same extent as for a director and, if the officer is not a director or is a party to the proceeding solely on the basis of his acts or omissions as an officer, to such further extent as provided in the corporation’s articles of incorporation or bylaws or a resolution of the corporation’s board of directors or by contract. Notwithstanding the foregoing, an officer may not be indemnified for conduct for which a director may not be indemnified as provided above or for an intentional violation of law or infliction of harm on the corporation or its shareholders.

BancPlus Bylaws

The Bylaws of BancPlus, as amended (the “BancPlus bylaws”), contain indemnification provisions that require BancPlus to indemnify any director or officer made party to any proceeding if such director or officer met the requisite standard of conduct set forth in the bylaws and such indemnification is not otherwise prohibited by Mississippi or federal law. The required standard of conduct under the bylaws is the same as that under the MBCA. Under the bylaws, the determination whether a director or officer met the required standard of conduct is made by the board of directors, special legal counsel, if there are fewer than two disinterested directors on the board of directors, or by BancPlus’ shareholders. The advancement of expenses is also mandatory under the BancPlus bylaws, provided that the director or officer makes deliveries analogous to those required under the MBCA and such advancement is authorized as provided under the MBCA. Similarly, BancPlus is prohibited from indemnifying a director or officer under the same circumstances as provided in the MBCA. The indemnification and insurance provisions in the BancPlus bylaws are subject to the limitations and prohibitions imposed by federal law including, without limitation, the Securities Act of 1933, as amended, and the Federal Deposit Insurance Act, as amended, and any implementing regulations concerning indemnification.

BancPlus also maintains an insurance policy insuring BancPlus and its directors and officers against certain liabilities.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

2.1	*	Agreement and Plan of Share Exchange and Merger, dated September 18, 2019, by and among BancPlus Corporation, BankPlus, State Capital Corp. and State Bank & Trust Company (included as Annex A to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

3.1		Articles of Incorporation of BancPlus Corporation

3.2		Bylaws of BancPlus Corporation

4.1		Specimen Certificate for BancPlus Common Stock

5.1		Form of opinion of Jones Walker LLP (regarding the legality of the securities being registered)

8.1		Form of opinion of Jones Walker LLP (regarding certain U.S. federal income tax matters)

8.2		Form of opinion of Adams and Reese LLP (regarding certain U.S. federal income tax matters)

10.1	Employment Agreement, effective January 1, 2018, between BancPlus Corporation and William A. Ray

10.2	Change of Control Agreement, effective January 1, 2018, between BancPlus Corporation and Eloise S. Patridge

10.3	Change of Control Agreement, effective January 1, 2018, between BancPlus Corporation and Eugene F. Webb

10.4	Change of Control Agreement, effective January 1, 2018, between BancPlus Corporation and Max S. Yates

10.5	BancPlus 2018 Long-Term Incentive Plan

10.6	Form of BancPlus Restricted Stock Award Agreement

10.7	BancPlus Corporation Employee Stock Ownership Plan

10.8†	Loan Agreement, dated October 14, 2016, between BancPlus Corporation and First Horizon Bank, as successor to First Tennessee Bank National Association, as amended on December 30, 2019

21	Subsidiaries of the Registrant

23.1*	Consent of BKD, LLP

23.2*	Consent of Postlethwaite & Netterville, APAC

23.3	Consent of Jones Walker LLP (included in Exhibits 5.1 and 8.1)

23.4	Consent of Adams and Reese LLP (included in Exhibit 8.2)

23.5	Consent of Stephens Inc

24.1*	Power of Attorney

99.1	Forms of State Capital Corp. proxy card for the SCC special meeting

99.2	Consent of S.R. Evans, Jr.

99.3	Consent of Kirk A. Graves

†	Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.
*	Previously filed.

BancPlus does not have any long-term debt instruments under which securities are authorized exceeding ten percent of the total assets of BancPlus and its subsidiaries on a consolidated basis. BancPlus will furnish to the Securities and Exchange Commission, upon its request, a copy of all long-term debt instruments.

(b)	Financial Statement Schedules.

None. All financial statement schedules are omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

Item 22.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933, to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)

That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8)

That every prospectus: (i) that is filed pursuant to paragraph (7) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Ridgeland, Mississippi, on January 31, 2020.

BANCPLUS CORPORATION

By:	/s/ William A. Ray
Name: William A. Ray Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates set forth below.

Signature	Title	Date
/s/ William A. Ray	President, Chief Executive Officer, and Director	January 31, 2020
William A. Ray	(Principal Executive Officer)

/s/ M. Ann Southerland	Executive Vice President and Chief Financial Officer	January 31, 2020
M. Ann Southerland	(Principal Financial Officer)

*	Senior Vice President and Controller	January 31, 2020
Karlen Turbeville	(Principal Accounting Officer)

*	Director	January 31, 2020
Max S. Yates

*	Director	January 31, 2020
Kennith W. Helton

*	Director	January 31, 2020
Randall E. Howard

*	Director	January 31, 2020
B. Bryan Jones III

*	Director	January 31, 2020
R. Eason Leake

Signature	Title	Date

*	Director	January 31, 2020
Carl R. Montgomery

*	Director	January 31, 2020
R. Hal Parker

*	Director	January 31, 2020
John F. Phillips III

*	Director	January 31, 2020
Thomas G. Peaster

*

M. Ann Southerland hereby signs this Amendment No. 1 to the Registration Statement on behalf of the indicated persons for whom she is attorney-in-fact on January 31, 2020, pursuant to powers of attorney previously filed as Exhibit 24.1 to the Registration Statement on Form S-4 of Bancplus Corporation filed with the Securities and Exchange Commission on January 22, 2020.

By:	/s/ M. Ann Southerland
Attorney-in-fact

Dated:	January 31, 2020